EXHIBIT 2(B)

                                PLEDGE AGREEMENT
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This  Pledge  Agreement (the "Agreement") is made as of February 1, 2002, by and among GREENLAND CORPORATION, a California corporation ("Pledgor"), ASHFORD CAPITAL LLC, a California Limited Liability Company, REGENTS CAPITAL WEST, MICHAEL CUMMINGS, MONDO MARSHALL, GREG WILBER, SANDRA STEWART and JOHN M. PITKIN jointly and not alternatively or otherwise ("Pledgees"), and WALTER WRIGHT ("Pledge Holder") with reference to the following facts:
A. In addition to definitions contained within the operative provisions of this Agreement:
1. "Company" means W3M, INC, a California corporation doing business as Paradigm Cabling Systems.

2.     "Sellers'  Shares"  shall  mean  all  of  the  following  property of the
Shareholders: all shares of the capital stock of W3M Inc. dba Paradigm Cabling Systems, a California corporation, including common stock and all convertible preferred shares together with medallion signature guaranteed stock powers ("Security Shares"). Such shares represent one hundred percent of the outstanding equity and equity interests of W3M Inc. dba Paradigm Cabling Systems. Such Collateral shall include, but not be limited to, all the Shareholders right, title and interest in and to the Security Shares, together with the proceeds of any sale, exchange, liquidation or other disposition, whether voluntary or involuntary, and including but not limited to any securities, Instruments, and all benefits and entitlements evidenced by or arising out of the Security Shares and all other securities, Instruments and other property (whether real or personal, tangible or intangible) issued or accepted in substitution for, or in addition to, the foregoing, and all dividends, interest, cash, instruments, distributions, income, securities and any other property (whether real or personal, tangible or intangible) at any time received, receivable or otherwise distributed in respect of, or in exchange for, the foregoing, whether now owned or hereafter acquired, and any and all improvements, additions, replacements, substitutions and any and all Proceeds arising out of or derived from the foregoing.
3. "Note" means that certain Secured Promissory Note of even date in the original principal amount of $2,916,667 executed by Pledgor and made payable to Pledgees jointly and not alternatively.
4. "Purchase Agreement" means that certain Stock Purchase Agreement dated January 31, 2002, among Company, Pledgees as "Sellers," and Pledgor as "Buyer."
B. Pursuant to the Purchase Agreement, Pledgor has purchased Sellers' Shares from Pledgees, has executed the Note in favor of Pledgees, and has agreed to pledge Sellers' Shares to Pledgees as security for payment of the Note.
C. Pledge Holder is willing to hold Sellers' Stock, in pledge, pursuant to the terms of this Agreement.

THE  PARTIES  THEREFORE  AGREE  AS  FOLLOWS:

1.     Pledge of Sellers' Shares.  To secure payment of the Note and performance
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by  Pledgor  of  all of the terms and conditions set forth in this Agreement and any other documents executed by Pledgor in connection therewith (collectively, the "Obligations"), Pledgor hereby assigns and grants to Pledgees, jointly and not alternatively or otherwise, a security interest in Sellers' Shares.
Concurrently with the execution of this Agreement, Pledgor will endorse an assignment separate from certificate in blank, attach the same to each certificate representing Sellers' Shares, and deliver such certificates with such assignments attached to Pledge Holder.
2.     Duration of Pledge; Pledgor's Right to Retain Sellers' Stock     Duration
       ------------------------------------------------------------     --------
of  Pledge.  This  Agreement,  and  the pledge of Sellers' Stock made hereunder,
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shall  remain  in  effect until such date as the Note has been paid in full, all
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other  Obligations  of  Pledgor have been fully performed and paid, and Sellers'
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Stock  is  released  by  Pledge  Holder.
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     Notwithstanding  any other provisions of this Agreement to the contrary, if
Pledgor has paid Pledgees at least One Million Dollars ($1,000,000) in principal under the Note, plus all accrued interest thereon to the date of such principal payment, but thereafter defaults under the Note, (i) Pledgees may retain all such payments received from Pledgor; (ii) Pledgees shall reacquire title to all of Seller's Shares except any Shares paid for by proceeds in excess of One Million Dollars ($1,000,000) representing principal payments. Any Shares retained by the Seller will be free and clear of this Pledge Agreement and any other rights or claims of Pledgees thereto; and (iii) Sellers shall release Buyer from any and all other obligations in connection with payment of the Note and the Purchase Price as defined in the Purchase Agreement.

3. Irrevocable Proxy; Voting of Units Irrevocable Proxy; Voting of Units. Upon execution of this Agreement, Pledgor will execute and deliver to Pledgees a written irrevocable proxy coupled with an interest and with a power of substitution to vote Sellers' Stock on all Company matters. Such proxy shall be in the form of Exhibit A attached hereto and incorporated by reference. Pledgees will use such proxy, however, only in the event of a Default (as defined below). Unless and until a Default occurs, Pledgor shall retain all rights to vote Sellers' Shares in the affairs of Company.
4. Covenants, Representations, and Warranties of Pledgor. Until such time as the Note has been paid in full and all other Obligations of Pledgor have been discharged in full, Pledgor warrants, represents, and covenants with Pledgees as follows:
4.1 Pledgor agrees to pay the Note in timely fashion and not to default or breach the Purchase Agreement, except as set forth hereinabove.
4.2 Pledgor will not cause or permit Sellers' Shares or any interest therein to be further pledged, encumbered, or otherwise subjected to claims of any creditor.
4.3 Pledgor will not cause or permit Sellers' Shares or any interest therein to be sold, assigned, or otherwise beneficially transferred, except with the written consent of Pledgees.
4.4     Pledgor  represents  and  warrants  that all of Sellers' Shares is fully issued and beneficially owned by Pledgor and stands of record in the name of Pledgor as owner.
5. Default Default. Pledgor hereby agrees that the occurrence of any of the following events shall constitute a "Default" under this Agreement entitling Pledgees to exercise the remedies set forth in Section 6 below:
5.1 The occurrence of a Default (as defined therein) under the Note or a material breach of the Purchase Agreement.

5.2 The breach or failure to perform by Pledgor of any of the representations, warranties, covenants or agreements made or to be performed by it under this Agreement and such breach or failure continues without cure for a period of thirty (30) days after Pledgees give Pledgor written notice thereof.
5.3 The breach or failure to perform by Pledgor of any of the representations, warranties, covenants or agreements made or to be performed by it under the Purchase Agreement and such breach or failure continues without cure for a period of thirty (30) days after Pledgees give Pledgor written notice thereof.
6. Remedies on Default Remedies on Default. In the event of a Default hereunder, Pledgees then, or at any time thereafter, at their sole option and without demand first being made and without further notice to Pledgor, may do any one or more of the following:
6.1 Declare all sums, or any portion thereof, secured hereby immediately due and payable. Pledgees option to declare only a portion of sums due immediately due and payable is not a waiver by Pledgee to subsequently declare the balance of said sums due at a later date nor is it a waiver of any rights or remedies of Pledgees pursuant to the terms of this Agreement.
6.2 Proceed with foreclosure of the security interest held by Pledgees and the sale of Sellers' Stock in any manner permitted by law or provided for herein.
6.3     Exercise  any  remedies  available  to  Pledgees  under  California law.

6.4 Exercise the absolute right (as regards Pledgor) to direct Pledge Holder to sell Sellers' Shares, or any portion thereof, at any one or more sales. Any such sale may be made at either public or private sale at Pledge Holder's place of business or elsewhere, and may be made either for cash or upon credit as Pledgees may deem to be fair exercising their reasonable discretion. As compensation for services required to comply with Pledgees' directions, Pledge Holder may request additional fees. Pledgees or their nominees shall have the right to bid on and purchase any or all of Sellers' Shares so sold, and shall be entitled to cancel up to the entirety of the principal balance and accrued but unpaid interest under the Note before being required to bid any cash at any such sale. Any sale or other disposition of Sellers' Shares hereunder shall comply with the requirements of securities and all other applicable laws

6.4.1 Pledgor shall be entitled to all notices of sale, advertisements, and performances required by law. Any sale hereunder may be conducted by an auctioneer, by Pledge Holder, or by an agent or employee of Pledge Holder.

6.4.2     The  proceeds  of  the  sale  of  any of Sellers' Shares, and all sums received or collected by Pledge Holder from or on account of any such sale, shall be applied in the following order: first, to the payment of reasonable expenses incurred in connection with such sale, transfer, or delivery of Sellers' Shares; next, to the payment of any other costs, charges, taxes, liens, assessments, attorneys' fees or expenses reasonably incurred or paid by Pledge Holder in exercising any right, power, or remedy conferred by this Agreement or under the law; next, to the payment of all costs, expenses and charges of Pledgees incurred in connection with the exercise of any remedy or any other action taken by Pledgees under or in connection with this Agreement, including, without limitation, the reasonable fees and costs of Pledgees' legal counsel and other out-of-pocket expenses; next, to the outstanding amounts owed to Pledgees under the Note, in such manner as prescribed in the Note and in such order as Pledgees in their sole discretion may determine; and last, the remaining amount, if any, shall be delivered to Pledgor.
6.5 In addition to any other rights or remedies Pledgees may have hereunder, at law or in equity, in the event of a Default, Pledgees shall have the right to vote all or any portion of Sellers' Shares pursuant to the proxy given to Pledgees in accordance with this Agreement.
6.6 Pledgees shall have the right to enforce one or more of the remedies set forth above successively or concurrently and any such action shall not prevent or otherwise limit Pledgees from pursuing any further remedy which Pledgees may have hereunder, under any other agreement, or by law. No act or failure to act of Pledgees under this Agreement shall be deemed to be a waiver of, or an election with respect to, Pledgees' rights under this Agreement or the laws of the State of California.
7. Duties of Pledge Holder; Indemnification Duties of Pledge Holder; Indemnification.

7.1 Unless a Default occurs, Pledge Holder's sole duty shall be to hold Sellers' Stock until such time as the Note has been paid in full and all other Obligations of Pledgor have been discharged in full. Pledge Holder shall obtain the written consent of Pledgees as a condition precedent to the delivery of Sellers' Shares to Pledgor. Pledgees promise that they will give such consent immediately after all of the Obligations of Pledgor are fully performed and paid. Pledge Holder may rely upon and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to Pledge Holder and believed by Pledge Holder to be genuine and to have been signed or presented by the party or parties purporting to have executed or presented such documents.

7.2 Pledge Holder shall not be liable for any errors of judgment or for any act done or step taken or permitted to be taken by Pledge Holder in good faith, or for any mistake of fact or law, or for anything for which Pledge Holder may do or refrain from doing in connection with this Agreement, except for acts or omissions constituting bad faith or willful misconduct. Without limiting the generality of the forgoing, Pledge Holder shall not be liable for any forgeries or impersonations concern-ing any documents relied or acted upon by Pledge Holder. Pledge Holder may seek (but in no case shall be required to seek) the advice of legal counsel in the event of any dispute or question as to the construction or interpretation of any provision of this Agreement or Pledge Holder's duties hereunder. Pledge Holder shall incur no liability and shall be fully protected in respect to action taken, omitted, or suffered by Pledge Holder in good faith in accordance with an oral or written opinion of counsel. If a controversy arises between one of the parties to this Agreement or between any of the parties and any person not a party to this Agreement, Pledge Holder shall not be required to determine or settle the same, and Pledge Holder may retain any and all funds, securities, or other property or documents held by Pledge Holder until the rights of the parties to the dispute shall have been finally determined by agreement or by final order of a court of competent jurisdiction; provided, however, that the time for appeal of any such final order has expired without an appeal having been made. Pledge Holder shall be entitled to assume that no such controversy has arisen unless Pledge Holder has received a written notice of such a controversy which notice refers specifically to this Agreement and identifies by name and address the parties to the controversy and any court or other tribunal in which such controversy is being adjudicated.
7.3 Pledge Holder may resign and be discharged from its duties or obligations hereunder by giving notice in writing to the parties of such resignation, specifying a date when such resignation shall take effect. Upon the effective date of such resignation, Pledge Holder shall stand fully relieved and discharged of any further duties hereunder. In such event, the parties hereto shall appoint a successor to Pledge Holder and, upon their failure to do so within ten (10) days after the effective date of Pledge Holder's resignation, the Superior Court of the State of California in and for the County of San Diego shall appoint a successor to Pledge Holder upon application of any or all of the parties hereto.

7.4 Pledgor and Pledgees, jointly and severally, agree to indemnify Pledge Holder for, and to hold Pledge Holder harmless from and against, any loss, liability, or expense incurred without bad faith or willful misconduct on the part of Pledge Holder and arising out of or in connection with Pledge Holder's entering into this Agreement and carrying out the duties and responsibilities of Pledge Holder hereunder, including the costs of defending itself against any claim or liability, and to pay or reimburse Pledge Holder immediately upon request for all of Pledge Holder's fees, expenses, disbursements, and advances, including reasonable attorneys' fees, incurred by Pledge Holder in connection with its duties hereunder. Provided, however, that the obligation of Pledgee to indemnify Pledge Holder shall not mature unless and until Pledgor has failed to satisfy a judgment or arbitration award requiring Holder to indemnify Pledge Holder.
7.5 Pledge Holder undertakes to perform only such duties as are expressly set forth herein. If Pledge Holder becomes involved in litigation or for any reason finds it necessary to become involved in litigation, Pledge Holder is authorized either (i) to deposit with the clerk of the court in which such litigation is pending any and all funds, securities, or other property held by Pledge Holder pursuant hereto; or (ii) to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any funds, securities, or other property held by Pledge Holder pursuant to this Agreement. Upon the happening of either of the above, Pledge Holder shall stand fully relieved and discharged of any further duties hereunder.

7.6 Pledge Holder will bill Pledgees for its fees incurred in acting pursuant hereto, and Pledgees shall be responsible for paying Pledge Holder's fees; provided, however, that Pledgees shall be entitled to immediate reimbursement for one-half of Pledge Holder's fees by Pledgor. For services performed pursuant to this Agreement, Pledge Holder will bill Pledgees in accordance with Pledge Holder's usual schedule of fees and charges.
8.     Notices     Notices.

8.1 All notices or consents to be given by any party hereunder to any other party or parties hereto shall be given in writing, by personal service, by first class mail, registered or certified, postage prepaid, by wire, mailgram or telegram, or by Fedex, overnight mail, courier service or messenger. Any notice given to any party shall include the transmission or delivery of a copy of the notice to Pledge Holder.

8.2 Notice given other than by personal service shall be duly addressed to the address shown in the signature provisions at the end of this document, or shall be directed to such other address as the party receiving notice may hereafter specify in writing.

8.3 Notices shall be deemed to have been duly given on the date of delivery to the party to whom the same is directed, or, if earlier, on the fifth day after mailing if mailed in California as aforesaid to the party to whom the same is directed.

9.     Assignability  of  Agreement     Assignability  of  Agreement.

9.1 Pledgor shall have no right to assign or otherwise transfer this Agreement or the rights, benefits or obligations of Pledgor created by this Agreement to any person, firm, corporation, partnership, or other entity.

9.2 Pledgees may assign their rights, benefits or obligations hereunder to any assignee of the Note and/or their respective interests in the Note.

10.     Entire  Agreement     Entire  Agreement.  This Agreement constitutes the
entire understanding among the parties hereto with respect to the pledge of Sellers' Shares, superseding all negotiations, prior discussions, and preliminary agreements. This Agreement may not be changed, modified, or amended except by a writing executed by all of the parties hereto.

11. Attorneys' Fees Attorneys' Fees. In the event that any party to this Agreement shall initiate or bring any action or proceeding against any other party hereto to enforce or declare any rights herein created, or to bring about or to declare the termination, cancellation, or rescission of this Agreement, the prevailing party or parties in such action or proceeding shall be entitled to receive from the other party or parties all reasonable attorneys' fees and costs incurred in connection therewith; provided, however, that in cases not involving Pledge Holder's bad faith or intentional misconduct, Pledge Holder shall be entitled to indemnification and reimbursement of its attorneys' fees in accordance with the provisions of Section 7.4 of this Agreement, including attorneys' fees and legal costs which may be awarded against Pledge Holder in favor of a prevailing party. Any demand, claim, cause of action, lawsuit or other proceeding arising out of or relating to this Agreement shall be governed by the provisions contained in Sec. 10.5 of the Purchase Agreement.

12. Waivers Waivers. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision, or condition of this Agreement. No waiver shall be effective unless written and signed by the party to be charged.

13.     General  Provisions     General  Provisions.

13.1 Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference only, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

13.2 Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the use of any gender, be it masculine, feminine, or neuter, shall include all of the genders, and the word "person" or "entity" shall include corporation, firm, partnership, or any other form of combination or association.

13.3 This Agreement and all amendments hereto may be executed in several counterparts, and all so executed shall constitute one agreement binding upon all of the parties hereto, notwithstanding the fact that all of the parties are not signatory to the original or to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

Addresses  for  Notice:

Pledgor:  GREENLAND  CORPORATION
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By:  /s/ Thomas Beener, COO

2111  Palomar  Airport  Road
Suite  200
Carlsbad,  Ca  92009

Pledgees

ASHFORD  CAPITAL  LLC
JOHN  M.  PITKIN
SANDRA  STEWART
MICHAEL  CUMMINGS
REGENTS  CAPITAL  WEST
GREG  WILBER
MONDO  MARSHALL

EXHIBIT  A
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     IRREVOCABLE  PROXY

The undersigned, as the holders of all outstanding shares (the "Shares") of Common and Convertible Preferred Stock of W3M, INC., a California corporation doing business as Paradigm Cabling Systems (the "Company"), irrevocably appoints and constitutes ASHFORD CAPITAL LLC, a California Limited Liability Company, REGENTS CAPITAL WEST, MICHAEL CUMMINGS, MONDO MARSHALL, GREG WILBER, SANDRA STEWART and JOHN M. PITKIN jointly and not alternatively or otherwise ("Proxy Holder"), as its attorney and proxy to attend meetings, vote, give consents, and in all other ways to act in its place and stead according to their respective interests in the Shares sold to holder, upon the occurrence of a Default (as defined in the Pledge Agreement hereinafter described) under the Pledge Agreement. Proxy Holder shall have full power of substitution. Any and all proxies heretofore given by the undersigned in connection with the above-described Shares are hereby revoked.
This Proxy is given with respect to all of the undersigned's stock ownership in the Company, whether now or hereafter owned.
The Secretary of the Company is hereby authorized and directed to rely without investigation upon any certificate by Proxy Holder delivered thereto, certifying that a Default has occurred under the Pledge Agreement and that, as a consequence thereof, Proxy Holder has the authority granted by the undersigned under the terms of this Proxy.
This Proxy is made and delivered pursuant to that certain Pledge Agreement dated as of February 1, 2002 (the "Pledge Agreement"), by and among the undersigned as Pledgor, Proxy Holder as Pledgees, pursuant to which Pledge Agreement said Shares have been pledged by the undersigned to Proxy Holder.
     This Proxy is coupled with an interest, is irrevocable, and shall remain in full force and effect until the termination of the Pledge Agreement and the pledge of said Units thereunder is redeemed.
Dated  as  of  February  1,  2002
GREENLAND  CORPORATION
By:  /s/  Thomas  Beener,  COO